As filed with the Securities and Exchange Commission on September 2, 2020

Registration No.:

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZEBRA TECHNOLOGIES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	36-2675536
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

3 Overlook Point, Lincolnshire, IL 60069

(Address of principle executive offices, including zip code)

2016 Stock Incentive Plan of Reflexis Systems, Inc.

(Full Title of the Plan)

Cristen Kogl

Senior Vice President, General Counsel and Corporate Secretary

Zebra Technologies Corporation

3 Overlook Point, Lincolnshire, IL 60069

(847) 634-6700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Class A Common Stock of the Company, par value $.01 per share	38,228	$57.8239	$2,210,492.05	$286.92

(1)

This Form S-8 is registering 38,228 shares of Class A Common Stock, par value $.01 per share (the “Zebra Common Stock”), of Zebra Technologies Corporation, a Delaware corporation, (the “Company”) representing the number of shares to be issued upon the exercise of unvested stock options outstanding under the 2016 Stock Incentive Plan of Reflexis Systems, Inc. (the “Reflexis 2016 Stock Incentive Plan”), after giving effect to the merger of Cranberry Acquisition Co., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), with and into Reflexis Systems, Inc., a Delaware corporation, (“Reflexis”), pursuant to which such options were assumed by the Company and became the right to purchase shares of Zebra Common Stock in accordance with the terms and calculations set forth in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 27, 2020. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers any additional securities that may become issuable under the Reflexis 2016 Stock Incentive Plan pursuant to stock splits, stock dividends or similar transactions, without the need for any post-effective amendment.

(2)

Pursuant to Rule 457(h)(1) under the Securities Act of 1933, the Proposed Maximum Offering Price Per Share and the Proposed Maximum Offering Price for the 38,228 shares of Zebra Common Stock subject to outstanding options under the Reflexis 2016 Stock Incentive Plan are based on the weighted average exercise price for such options. Such estimate is used solely for the calculation of the registration fee.

EXPLANATORY STATEMENT

This registration statement covers 38,228 shares of Zebra Common Stock, available for issuance upon exercise of unvested options granted under the Reflexis 2016 Stock Incentive Plan, which the Company assumed pursuant to the Merger Agreement, by and between the Company, Merger Sub, Reflexis and Fortis Advisors LLC, acting solely in its capacity as the securityholders’ representative and not in its individual capacity.

Upon consummation of the merger on September 1, 2020, the Reflexis 2016 Stock Incentive Plan and all of the unvested stock options outstanding under the Reflexis 2016 Stock Incentive Plan immediately prior to the effective time of the merger (the “Unvested Reflexis Options”) were assumed by the Company, and all Unvested Reflexis Options became the right to purchase shares of Zebra Common Stock in accordance with the terms and calculations set forth in the Merger Agreement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement on Form S-8 (this “Registration Statement”) will be delivered to the participants in the Reflexis 2016 Stock Incentive Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (“SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Company with the SEC are incorporated by reference in this registration statement:

•	The Company’s Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 13, 2020;

•	The Company’s quarterly report on Form 10-Q for the quarters ended March 28, 2020 and June 27, 2020, filed with the SEC on April 28, 2020 and July 28, 2020, respectively;

•	The Company’s current reports on Form 8-K filed with the SEC on March 26, 2020, April 30, 2020, May 19, 2020, July 28, 2020 (Item 8.01 only) and August 18, 2020; and

•

The description of the Company’s Class A Common Stock contained in the Company’s registration statement filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all amendments thereto and reports filed for the purpose of updating such description.

In addition, all documents that the Company files pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date of this Registration Statement (other than any documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such Items) and before the filing of a post-effective amendment indicating that all securities offered pursuant to this Registration Statement have been sold or deregistering all of the securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part of this Registration Statement from the date of filing of those documents (such documents, and the documents listed above, being the “incorporated documents”). Any report, document or portion thereof that is “furnished” to, but not “filed” with, the SEC under the Federal securities laws shall not be deemed to be incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference in or deemed to be part of this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article Nine of the Company’s Restated Certificate of Incorporation provides that the Company shall indemnify its directors to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”) and may indemnify its officers to such extent, except that the Company shall not be obligated to indemnify any such person (1) with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense, or (2) for any amounts paid in settlement of an action indemnified against by the Company without the prior written consent of the Company. The Company has entered into indemnity agreements with each of its directors and certain of its officers, including all its executive officers. These agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers and to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification.

In addition, Article Eight of the Company’s Restated Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derives an improper personal benefit.

The Company has an insurance policy which entitles the Company to be reimbursed for certain indemnity payments it is required or permitted to make to its directors and officers.

Under Section 145 of the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, that person had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation has the power to indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above, or defense of any claim, issue or matter therein, such person is entitled to indemnification against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 of the DGCL is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled. Further, a corporation may purchase and maintain insurance against liabilities asserted against any former or current, director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for any authorization of unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit. As noted above, the Company’s Restated Certificate of Incorporation provides for this limitation on liability.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.		Description

4.1		2016 Stock Incentive Plan of Reflexis Systems, Inc.

4.2	(1)	Restated Certificate of Incorporation of the Company.

4.3	(2)	Amended and Restated Bylaws of the Company, as amended as of January 7, 2013.

5		Opinion of Kirkland & Ellis LLP.

23.1	*	Consent of Kirkland & Ellis LLP (included in Exhibit 5).

23.2		Consent of Ernst & Young LLP.

24.1	+	Powers of Attorney.

(1)	Incorporated by reference from Current Report on Form 8-K filed on August 6, 2012.
(2)	Incorporated by reference from Current Report on Form 8-K filed on January 10, 2013.
*	Included in Exhibit 5.
+	Included on signature page hereto.

Item 9. Undertakings.

1. The Company hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(B) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(C) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(A) and (a)(1)(B) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b). The Company hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c). Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Lincolnshire, State of Illinois, on this 2nd day of September, 2020.

ZEBRA TECHNOLOGIES CORPORATION

By:	/s/ Cristen Kogl
Cristen Kogl
Senior Vice President and General Counsel

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Cristen Kogl and Derek Spychalski, and each of them severally, acting alone and without the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, to sign on his or her behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 2, 2020.

Signature	Title

/s/ Anders Gustafsson	Chief Executive Officer, Director
Anders Gustafsson	(Principal Executive Officer)

/s/ Nathan A. Winters	Acting Chief Financial Officer
Nathan A. Winters	(Principal Financial Officer)

/s/ Colleen M. O’Sullivan	Vice President, Chief Accounting Officer
Colleen M. O’Sullivan	(Principal Accounting Officer)

/s/ Michael A. Smith	Chairman of the Board
Michael A. Smith

/s/ Linda M. Connly	Director
Linda M. Connly

/s/ Chirantan J. Desai	Director
Chirantan J. Desai

/s/ Ross W. Manire	Director
Ross W. Manire

/s/ Frank B. Modruson	Director
Frank B. Modruson

/s/ Richard L. Keyser	Director
Richard L. Keyser

/s/ Janice M. Roberts	Director
Janice M. Roberts